CERTIFICATE OF
                                  AMENDMENT TO
                                       THE
                              CERTIFICATE OF TRUST
                                       OF
                      ADJUSTABLE RATE SECURITIES PORTFOLIO

The undersigned certifies that:

1.   The name of the business trust is the Adjustable Rate
     Securities Portfolio (the "Business Trust").

2.   The amendment to the Certificate of Trust of the Business
     Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Business
     Trust.

The following Article is hereby added to the Certificate of
Trust:

     SIXTH: Pursuant to section 3804 of the Delaware Business Trust Act, Del. Code. Ann. tit. 12, sec. 3801-3819 (the "Act"), the debts, liabilities, obligations and expenses incurred contracted for or otherwise existing with respect to each particular series of the Trust, whether such series is now existing or is hereinafter created, shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

3. Pursuant to Section 3810(b)(1)(c) of the Act, this Certificate of Amendment to the Certificate of Trust of the Business Trust shall become effective immediately upon filing with the office of the Secretary of State of the State of Delaware.

4. The Amendment is made pursuant to the authority granted to the Trustees of the Business Trust under Section
     3810(b)(2) of the Act and pursuant to the authority set forth in the governing instrument of the Business Trust.

     IN WITNESS WHEREOF, the undersigned, being a trustee of the Business Trust, has duly executed this Certificate of Amendment this 14th day of May 1992.


                                   /s/ Charles B. Johnson
                                   Charles B. Johnson
                                   Trustee